Exhibit 99

PRESS RELEASE

GE Reports 1Q’13 Operating EPS $0.39, +15%, Revenues $35.0B;
Infrastructure orders +3%, +6% ex. Wind & FX;
Record backlog of $216B, +$6B from year-end;
$22B of cash at parent

1Q 2013 Highlights
•	Twelfth consecutive quarter of strong operating earnings growth
✓	1Q Operating EPS of $0.39, up 15%
✓	1Q Continuing EPS of $0.35, up 17%
•	1Q orders up 6% ex. Wind and FX; Growth region orders up 17%
•	Profit growth in five of eight businesses versus prior-year period
•	Double-digit Industrial segment revenue growth in five of nine growth markets, including China
•	Significant funding of restructuring projects to reduce SG&A
•	GE Capital earnings up 9%; 1Q ENI balance of $402 billion
•	Overall framework for the year remains unchanged

FAIRFIELD, Conn. – April 19, 2013 – GE [NYSE: GE] announced today first-quarter 2013 operating earnings of $4.1 billion, or $0.39 per share, up 14% and 15% respectively from the first quarter of 2012.  GAAP earnings from continuing operations were $3.6 billion, or $0.35 per share, up 13% and 17% respectively.   Gains from the sale of GE’s remaining stake in NBCUniversal were $0.04 per share above the cost of Industrial restructuring and other charges. Revenues were $35.0 billion for the quarter, flat with the year-ago period.

“Our equipment orders were strong in the quarter, growing 10%, with Oil & Gas orders up 24%, and Aviation up 47%,” said GE Chairman and CEO Jeff Immelt.  “In growth markets, equipment and service orders grew 17%.  We ended the quarter with our biggest backlog in history.”

Total infrastructure orders for the quarter rose 3% to $23.8 billion, and were up 6% excluding the effects of Wind and FX.  Infrastructure order pricing rose 0.6% for the quarter.  The ratio of equipment orders received to sales billed (book-to-bill) was 1.3.

Immelt continued, “GE’s markets were mixed.  The U.S. and growth markets were in line with expectations.  We planned for a continued challenging environment in Europe, but conditions weakened further with Industrial segment revenues in the region down 17%.  Overall, Power & Water markets were worse than we expected.  While we anticipated significantly fewer wind and gas turbine shipments, we saw additional pressure in European Power & Water services.  This weakness also had a negative impact on margins.  We always anticipated that the first half of 2013 would be our toughest comparison; we expect Power & Water to improve during the year and be positive in the second half.”

The remainder of the Industrial segments grew profits 6%, with 40 basis points of margin growth.  GE saw solid growth in Aviation, Transportation and Home & Business Solutions, and excluding the impact of FX, growth in Oil & Gas.  GE continues to implement its cost-out plan.  The Company expects to reduce industrial structural costs by at least $1 billion in 2013, and is off to a good start with a $200 million reduction in the first quarter.  With improving profits in Power & Water, and solid performance in our other segments, GE continues to plan margin growth of 70 basis points for the year.

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GE’s backlog of equipment and services at the end of the quarter was its highest ever, at $216 billion. During the quarter, GE announced a $620 million services contract for QGC’s Queensland Curtis LNG plant off the east coast of Australia, $500 million of contracts to provide power equipment and long-term service for the Emirates Aluminum smelter complex in Abu Dhabi, and a $333 million service contract extension for Russia’s Sakhalin-2, one of the world’s largest integrated oil and gas projects.

GE Capital continued its strategy to reduce the overall size of its portfolio while focusing on core growth. GE Capital earnings grew 9% in the quarter and ENI (excluding cash and equivalents) was $402 billion at quarter end.  General Electric Capital Corporation’s (GECC) Tier 1 common ratio under Basel 1 rose 65 basis points to 11.1%, and net interest margin was strong at 5%.  During the quarter, GE Capital finalized the acquisition of MetLife’s $6.4 billion deposit base and online deposits business.

In the quarter, cash from operating activities was lower due to inventory build for second-half volume, as well as tax and long-term incentive plan payouts.  GE ended the quarter with $90 billion of consolidated cash and cash equivalents.  During the quarter GE sold its remaining 49% stake in the NBCUniversal joint venture, and related assets, to Comcast for $18.1 billion.  The transaction added significant capital to GE’s capital allocation plan, which includes returning approximately $18 billion to shareholders in 2013 through dividends and buybacks.  The sale also allowed GE to accelerate restructuring plans and provided more momentum toward its margin goals.  In addition, today GECC paid the first-quarter income dividend to GE in the amount of $447 million.

GE continued to execute on its balanced capital allocation plan.  The Company’s strong cash position enabled the repurchase of $1.9 billion of stock during the first quarter.  Combined with its dividend, GE returned $3.9 billion to investors during the quarter.

Immelt concluded, “Despite the challenging macro environment, GE is well-positioned for stronger performance for the remainder of the year and we are executing on our strategic priorities.  We are using our complete and early exit from media to increase investment in our core industrial businesses, through accelerated restructuring, investment in technology, and investment in our global capabilities.  We expect our cost-out efforts will mitigate weakness in specific markets, and we have a very strong cash position. Our overall framework for the year remains unchanged.”

First-quarter Highlights:

First-quarter operating earnings were $4.1 billion, up 14% from first-quarter 2012 and operating EPS was $0.39, up 15%.  GAAP earnings from continuing operations (attributable to GE) were $3.6 billion, up 13%, or $0.35 per share, up 17% from the first quarter of 2012.  A positive one-time gain in the Industrial operations of $0.08 per share from the sale of GE’s remaining stake in the NBCUniversal joint venture was partially offset by $0.04 per share of restructuring and other charges.  GE Capital results include a $0.05 per share benefit from the NBCU sale; GE Capital incurred charges for restructuring and other significant charges of $0.05 per share.

Including the effects of discontinued operations, first-quarter net earnings attributable to GE were $3.5 billion ($0.34 per share) in 2013 compared with $3.0 billion ($0.29 per share) in the first quarter of 2012.  This is an increase in net earnings of 16% and net EPS of 17%.

First-quarter revenues were flat at $35.0 billion.  Industrial sales of $22.3 billion fell 6% versus the first quarter of 2012.  GECC revenues of $11.5 billion rose 2% from last year.

Cash generated from GE operating activities in the first quarter of 2013 totaled $0.2 billion, compared to $2.1 billion last year.

The accompanying tables include information integral to assessing the Company’s financial position, operating performance and cash flow.

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GE will discuss preliminary first-quarter results on a Webcast at 8:30 a.m. ET today, available at www.ge.com/investor.  Related charts will be posted there prior to the call.

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About GE
GE (NYSE: GE) works on things that matter.  The best people and the best technologies taking on the toughest challenges.  Finding solutions in energy, health and home, transportation and finance.  Building, powering, moving and curing the world.  Not just imagining.  Doing.  GE works.  For more information, visit the company's website at www.ge.com.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors.  GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; potential market disruptions or other impacts arising in the United States or Europe from developments in the European sovereign debt situation; the impact of conditions in the financial and credit markets on the availability and cost of General Electric Capital Corporation’s (GECC) funding and on our ability to reduce GECC’s asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (GE Money Japan); pending and future mortgage securitization claims and litigation in connection with WMC, which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flow and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level; GECC’s ability to pay dividends to GE at the planned level; our ability to convert pre-order commitments into orders; the level of demand and financial performance of the major industries we serve, including, without limitation, air and rail transportation, energy generation, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; our capital allocation plans, as such plans may change and affect planned share repurchases and strategic actions, including acquisitions, joint ventures and dispositions; our success in completing announced transactions and integrating acquired businesses; the impact of potential information technology or data security breaches; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Investor Contact:
Trevor Schauenberg, 203.373.2424 (office)
trevor.a.schauenberg@ge.com

Media Contact:
Seth Martin, 203.572.3567 (cell)
seth.martin@ge.com

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GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

							Financial
	Consolidated			GE(a)			Services (GECC)
Three Months Ended March 31	2013	2012	V%	2013	2012	V%	2013	2012	V%
Revenues and other income
Sales of goods and services	$22,187	$23,527	(6)%	$22,303	$23,687	(6)%	$26	$30	(13)%
Other income	1,615	557		1,620	600		–	–
GECC earnings from continuing operations	–	–		1,927	1,772		–	–
GECC revenues from services	11,208	10,996		–	–		11,509	11,310
Total revenues and other income	35,010	35,080	-%	25,850	26,059	(1)%	11,535	11,340	2%

Costs and expenses
Cost of sales, operating and administrative
expenses	26,112	26,199		21,493	22,037		4,938	4,522
Interest and other financial charges	2,621	3,347		324	315		2,400	3,185
Investment contracts, insurance losses and
insurance annuity benefits	663	737		–	–		689	771
Provision for losses on financing receivables	1,488	863		–	–		1,488	863
Total costs and expenses	30,884	31,146	(1)%	21,817	22,352	(2)%	9,515	9,341	2%

Earnings from continuing operations
before income taxes	4,126	3,934	5%	4,033	3,707	9%	2,020	1,999	1%
Benefit (provision) for income taxes	(506)	(665)		(424)	(450)		(82)	(215)
Earnings from continuing operations	3,620	3,269	11%	3,609	3,257	11%	1,938	1,784	9%
Earnings (loss) from discontinued
operations, net of taxes	(109)	(197)		(109)	(197)		(109)	(197)
Net earnings	3,511	3,072	14%	3,500	3,060	14%	1,829	1,587	15%
Less net earnings (loss) attributable to
noncontrolling interests	(16)	38		(27)	26		11	12
Net earnings attributable
to the Company	$3,527	$3,034	16%	$3,527	$3,034	16%	$1,818	$1,575	15%

Amounts attributable to the Company:
Earnings from continuing operations	$3,636	$3,231	13%	$3,636	$3,231	13%	$1,927	$1,772	9%
Earnings (loss) from discontinued
operations, net of taxes	(109)	(197)		(109)	(197)		(109)	(197)
Net earnings attributable
to the Company	$3,527	$3,034	16%	$3,527	$3,034	16%	$1,818	$1,575	15%

Per-share amounts - earnings from
continuing operations
Diluted earnings per share	$0.35	$0.30	17%
Basic earnings per share	$0.35	$0.30	17%

Per-share amounts - net earnings
Diluted earnings per share	$0.34	$0.29	17%
Basic earnings per share	$0.34	$0.29	17%

Total average equivalent shares
Diluted shares	10,433	10,611	(2)%
Basic shares	10,374	10,581	(2)%

Dividends declared per common share	$0.19	$0.17	12%

Amounts attributable to the Company:
Earnings from continuing operations	$3,636	$3,231	13%
Adjustment (net of tax): Non-operating
pension costs/(income)	423	336
Operating earnings (non-GAAP measure)	$4,059	$3,567	14%

Operating earnings – diluted earnings
per share	$0.39	$0.34	15%

(a)	Refers to the Industrial businesses of the Company including GECC on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental data are shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “Consolidated” columns. See Note 1 to the 2012 consolidated financial statements at www.ge.com/ar2012 for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three months ended March 31
(Dollars in millions)	2013	2012	V%

Revenues(a)
Power & Water	$4,825	$6,551	(26)%
Oil & Gas	3,399	3,406	-%
Energy Management	1,748	1,722	2%
Aviation	5,074	4,891	4%
Healthcare	4,289	4,300	-%
Transportation	1,422	1,270	12%
Home & Business Solutions	1,917	1,915	-%
Total industrial segment revenues	22,674	24,055	(6)%
GE Capital	11,535	11,340	2%
Total segment revenues	34,209	35,395	(3)%
Corporate items and eliminations(a)	801	(315)	F
Consolidated revenues and other income from
continuing operations	$35,010	$35,080	-%

Segment profit(a)
Power & Water	$719	$1,188	(39)%
Oil & Gas	325	340	(4)%
Energy Management	15	21	(29)%
Aviation	936	862	9%
Healthcare	595	585	2%
Transportation	267	232	15%
Home & Business Solutions	79	57	39%
Total industrial segment profit	2,936	3,285	(11)%
GE Capital	1,927	1,772	9%
Total segment profit	4,863	5,057	(4)%

Corporate items and eliminations(a)	(479)	(1,061)	55%
GE interest and other financial charges	(324)	(315)	(3)%
GE provision for income taxes	(424)	(450)	6%

Earnings from continuing operations
attributable to the Company	3,636	3,231	13%

Earnings (loss) from discontinued operations,
net of taxes, attributable to the Company	(109)	(197)	45%

Consolidated net earnings attributable
to the Company	$3,527	$3,034	16%

(a)
Segment revenues includes both revenues and other income related to the segment. Segment profit excludes results reported as discontinued operations, earnings attributable to noncontrolling interests of consolidated subsidiaries, GECC preferred stock dividends declared and accounting changes. Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment’s management is measured – excluded in determining segment profit, which we sometimes refer to as “operating profit,” for Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation and Home & Business Solutions; included in determining segment profit, which we sometimes refer to as “net earnings,” for GE Capital. Certain corporate costs, such as shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs are allocated based on each segment’s relative net cost of operations.

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GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three months ended March 31
(Dollars in millions)	2013	2012	V%

GE Capital

Revenues	$11,535	$11,340	2%

Segment profit	$1,927	$1,772	9%

Revenues
Commercial Lending and Leasing (CLL)	$3,507	$4,340	(19)%
Consumer	3,891	3,877	-%
Real Estate	1,657	836	98%
Energy Financial Services	343	239	44%
GE Capital Aviation Services (GECAS)	1,379	1,331	4%

Segment profit
CLL	$398	$664	(40)%
Consumer	523	829	(37)%
Real Estate	690	56	F
Energy Financial Services	83	71	17%
GECAS	348	318	9%

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GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position (unaudited)
					Financial
	Consolidated		GE(a)		Services (GECC)
(Dollars in billions)	3/31/13	12/31/12	3/31/13	12/31/12	3/31/13	12/31/12

Assets
Cash & marketable securities	$138.1	$125.9	$22.1	$15.6	$116.0	$110.4
Receivables	21.0	21.5	11.5	10.9	–	–
Inventories	16.3	15.4	16.2	15.3	0.1	0.1
Financing receivables - net	248.5	258.0	–	–	258.3	269.0
Property, plant & equipment - net	68.4	69.0	15.9	16.0	52.5	53.0
Investment in GECC	–	–	79.9	77.9	–	–
Goodwill & intangible assets	84.6	85.2	56.4	56.8	28.2	28.3
Other assets	91.6	107.9	30.6	43.9	66.8	70.1
Assets of businesses held for sale	0.3	0.2	0.2	–	0.2	0.2
Assets of discontinued operations	1.9	2.3	–	–	1.9	2.3

Total assets	$670.7	$685.4	$232.8	$236.4	$524.0	$533.4

Liabilities and equity
Borrowings and bank deposits	$397.3	$414.1	$12.3	$17.5	$385.6	$397.3
Investment contracts, insurance liabilities
and insurance annuity benefits	28.1	28.3	–	–	28.7	28.7
Other liabilities	113.9	111.9	95.9	95.0	22.9	22.2
Liabilities of businesses held for sale	–	0.2	–	–	–	0.2
Liabilities of discontinued operations	2.4	2.5	0.1	0.1	2.3	2.4
GE shareowners' equity	123.7	123.0	123.7	123.0	83.9	81.9
Noncontrolling interests	5.3	5.4	0.8	0.8	0.6	0.7

Total liabilities and equity	$670.7	$685.4	$232.8	$236.4	$524.0	$533.4

(a)	Refers to the Industrial businesses of the Company including GECC on an equity basis.
Supplemental consolidating data are shown for "GE" and "GECC." Transactions between GE and GECC have been eliminated from the "Consolidated" columns. See Note 1 to the 2012 consolidated financial statements at www.ge.com/ar2012 for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. We have referred to operating earnings, operating earnings per share (EPS) and GE Capital ending net investment (ENI) excluding cash and equivalents. The reconciliations of these measures to the most comparable GAAP measures follow.

Operating Earnings and Operating Earnings Per Share

	Three Months Ended March 31
(Dollars in millions; except earnings per share)	2013	2012	V%

Earnings from continuing operations attributable to GE	$3,636	$3,231	13%
Adjustment (net of tax): non-operating pension costs/(income)	423	336
Operating earnings	$4,059	$3,567	14%

Earnings per share – diluted(a)
Continuing earnings per share	$0.35	$0.30	17%
Adjustment (net of tax): non-operating pension costs/(income)	0.04	0.03
Operating earnings per share	$0.39	$0.34	15%

(a)	Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

Operating earnings excludes non-service related pension costs of our principal pension plans comprising interest cost, expected return on plan assets and amortization of actuarial gains/losses. The service cost and prior service cost components of our principal pension plans are included in operating earnings. We believe that these components of pension cost better reflect the ongoing service-related costs of providing pension benefits to our employees. As such, we believe that our measure of operating earnings provides management and investors with a useful measure of the operational results of our business. Other components of GAAP pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Neither GAAP nor operating pension costs are necessarily indicative of the current or future cash flow requirements related to our pension plan. We also believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison of our operating results to the operating results of other companies.

GE Capital Ending Net Investment (ENI), Excluding Cash and Equivalents

March 31,
(In billions)	2013

Financial Services (GECC) total assets	$524.0
Adjustment: deferred income taxes	5.5
GECC total assets	529.5
Less assets of discontinued operations	(1.9)
Less non-interest bearing liabilities	(57.8)
GE Capital ENI	469.8
Less cash and equivalents	(67.7)
GE Capital ENI, excluding cash and equivalents	$402.1

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We use ENI to measure the size of our GE Capital segment. We believe that this measure is a useful indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest bearing current liabilities generated in the normal course of business that do not require a capital outlay. We also believe that by excluding cash and equivalents, we provide a meaningful measure of assets requiring capital to fund our GE Capital segment as a substantial amount of this cash resulted from debt issuances to pre-fund future debt maturities and will not be used to fund additional assets. Providing this measure will help investors measure how we are performing against our previously communicated goal to reduce the size of our financial services segment.

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